Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of LCNB Corp. of our report dated March 12, 2025 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of LCNB Corp. for the year ended December 31, 2024.

/s/ Plante & Moran, PLLC

Columbus, Ohio

August 15, 2025